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                     PREFERRED STOCK MODIFICATION AGREEMENT


     THIS PREFERRED STOCK MODIFICATION AGREEMENT is made this 13th day of April, 1998 by and between In Home Health, Inc., a Minnesota corporation ("In Home") and ManorCare Health Services, Inc., a Delaware corporation ("ManorCare").

     WHEREAS, ManorCare holds all the outstanding shares of In Home's Series A Preferred Stock (the "Preferred Stock"), which consists of 200,000 shares of the Preferred Stock;

     WHEREAS, under Section 402 of the Certificate of Designation governing the Preferred Stock, ManorCare has the right to require the Company to redeem the Preferred Stock on or after October 24, 2000;

     WHEREAS, In Home and ManorCare have agreed that ManorCare will irrevocably waive its rights under Section 402 of the Certificate of Designation;

     WHEREAS, ManorCare will benefit from entering into this Agreement, in that the modification provided herein will facilitate In Home maintaining the listing of its common stock on the NASDAQ National Market, and ManorCare is currently the largest holder of In Home common stock;

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. REPRESENTATION BY MANORCARE. ManorCare hereby represents and warrants to In Home that it is the sole owner of the Preferred Stock, that the Preferred Stock is not subject to any encumbrances created by ManorCare or rights of any third parties, and that ManorCare has full power and authority to enter into this Agreement.

     2. WAIVER. ManorCare hereby agrees that, with respect to 70,000 shares of the Preferred Stock (the "Modified Shares"), it shall not hereafter exercise its right under Section 402 of the Certificate of Designation to require In Home after October 24, 2000 to redeem those 70,000 shares. ManorCare agrees that this agreement and waiver shall be made binding upon any transferee of any of the Modified Shares as a condition to any transfer thereof.

     3. STOCK CERTIFICATE LEGEND. The single Stock Certificate P-1 which currently evidences all 200,000 shares of the Preferred Stock shall be reissued in the form of at least two stock certificates, one for the Modified Shares, and one or more certificates for the other shares of the Preferred Stock. Each stock certificate which hereafter evidences any Modified Shares shall bear a legend stating as follows:


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     "The shares evidenced by this Certificate are subject to a Preferred
     Stock Modification Agreement between the issuer and the original holder of these shares under which the holder's and any subsequent transferee's right under Section 402 of the Certificate of Designation governing these shares to require the issuer to redeem these shares after October 24, 2000 has been waived. Any transfer of these shares, whether or not for value, is subject to the condition that the transferee agrees to be bound by such waiver. A copy of the Preferred Stock Modification Agreement is available upon request from the issuer."

     4. CONSENT. In connection with this Agreement In Home's Board of Directors has adopted a resolution which, in substance provided that In Home will not redeem any shares of its capital stock from ManorCare if such redemption would cause In Home's net tangible assets, as defined by The NASDAQ Stock Market Inc., to be less than $5,000,000. ManorCare consents to the adoption of that resolution by In Home.

     5. HEADINGS. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

     6. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties concerning the subject matter. No provision of this Agreement shall be modified or waived other than by a written agreement signed by both of the parties to this Agreement.

     7. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     8. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Minnesota, without regard to principles of conflicts of laws.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

IN HOME HEALTH, INC.                    MANORCARE HEALTH SERVICES, INC.


By                                      By
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Its                                     Its
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